UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2013

U.S. Rare Earth Minerals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-154912	26-2797630
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6430 Medical Center St., Suite 230, Las Vegas, Nevada	89148
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 888-820-2270

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 9, 2013, U.S. Rare Earth Minerals, Inc., a Nevada corporation (formerly known as U.S. Natural Minerals and Nutrients, Inc.) (“USREM” or the “Company”), as Lessee, and M Strata, LLC, a Nevada limited liability company (“M Strata”), as Lessor, renegotiated their exclusive October 26, 2009, mining lease agreement with M Strata whereby M Strata, among other things, relieved the Company of its contractual obligation to purchase a minimum annual amount of 40,000 tons of calcium Montmorillonite (the “Product”) from certain mining claims owned or controlled by M Strata located near Panaca, Nevada, for an approximate annual purchase price, in 2013 dollars, of $1,080,000.  The First Amended and Restated Mining Agreement (“Amended Agreement”), a copy of which is attached hereto as Exhibit 10, made retroactively effective as of November 1, 2013, amends and substantially modifies the terms of the previous October 26, 2009, exclusive mining lease agreement between the parties, a copy of which was previously filed with the Commission on Form 8-K on October 29, 2009.  As consideration for the Amended Agreement, M Strata, the Lessor, has agreed to accept 400,000 shares of 6% Cumulative Preferred Stock in cancellation of or in lieu of payment of the current receivable owed by the Company to M Strata of approximately $606,000.

Management believes the Amended Agreement is of significant and substantial benefit and value to the Company because it eliminates the requirement that the Company purchase a minimum of 40,000 tons of Product per year (whether or not it was able to sell such amount in each year or not) at the then current, 2013 price of a total of $1,080,000.  Under the terms of the Amended Agreement, that minimum purchase requirement has been eliminated.  Under the Amended Agreement, the Company is only required to pay for Product according to the greater of either (i) a minimum of one hundred tons a week at a price of $27 per ton (a minimum amount of $2,700 per week) or (ii) the actual amount of tons sold multiplied by $27 per ton.  Accordingly, the Amended Agreement no longer obligates the Company to purchase a minimum of several thousand tons of Product per year.  The Amended Agreement contains additional modifications and provisions which include but are not limited to the following:

a.  The $27 per ton price will be subject to adjustment based on an annual price adjustment equal to the increase in the cost of living;
b.  Payment of the greater of the minimum or the actual amounts must be made weekly;
c.  All mining costs and fees payable to all government agencies shall continue to be paid by the company;
d.  All insurance requirements remain the same; and
e.  The term of the Amended Agreement has been extended for an initial term of 5 years and the Company has the option to extend the term for an additional 5 years so long as it is not in default under any of its obligations at the time of the exercise of the extension.

Twenty-five percent (25%) of the beneficial ownership of M Strata is owned by Dennis Cullison, who also serves as the Chairman of the Board and President of the Company.  A twenty-five percent (25%) beneficial ownership of M Strata is also owned by Paul Hait, formerly a member of the Board of Directors of the Company.  Mr. Hait is a retired Chairman of the Board of the Company.  Neither Mr. Cullison nor Mr. Hait participated in the negotiation of the Amended Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION

10	First Amended and Restated Mining Agreement

99	Press Release dated December 10, 2013, announcing the terms of the First Amended and Restated Mining Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2013
U.S. RARE EARTH MINERALS, INC.

	By:	/s/ Dennis Cullison
	Name:	Dennis Cullison
	Title:	President and Chairman of the Board

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION

10	First Amended and Restated Mining Agreement dated December 9, 2013

99	Press Release dated December 10, 2013, announcing the terms of the First Amended and Restated Mining Lease Agreement